Exhibit (a)(19)

Genco Shipping & Trading Limited Board of Directors Unanimously Rejects Diana Shipping’s Unsolicited Tender Offer

Offer Price is Unchanged from Prior Inadequate Proposal – Continues to Undervalue Genco’s Assets and Business, Fails to Provide Control Premium

Genco Board Recommends Shareholders NOT Tender Their Shares Into Diana’s Offer

Urges Shareholders to Vote the WHITE Proxy Card FOR Genco’s Directors

Additional Information Available at www.GencoDrivesSuperiorReturns.com

NEW YORK, May 15, 2026 (GLOBE NEWSWIRE) – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that its Board of Directors unanimously rejected the unsolicited tender offer (the “Offer”) from Diana Shipping Inc. (“Diana”) to acquire all outstanding shares of Genco common stock for $23.50 per share in cash.

The Board, after consultation with its external financial and legal advisors, unanimously determined that the Offer meaningfully undervalues Genco’s assets and business, does not provide a control premium and is not in the best interests of Genco shareholders. Genco notes that Diana’s Offer price remains unchanged from its inadequate March 2026 proposal, which the Board previously rejected. Accordingly, the Board recommends that shareholders not tender any of their shares into the Offer.

Genco issued its formal recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 filed today with the U.S. Securities and Exchange Commission (“SEC”). As detailed in the filing, the reasons for the Genco Board’s recommendation to reject Diana’s Offer include:

1.	The Offer meaningfully undervalues Genco by failing to reflect the full value of Genco’s assets and business and does not include a control premium. Genco has been delivering strong, consistent financial results and substantial shareholder returns through the successful execution of its Comprehensive Value Strategy. Diana’s grossly inadequate Offer is well below Genco’s net asset value (NAV). Current mean analyst NAV estimate is $26.54 and the current median estimate is $26.80 in a period of rising asset values across the industry.1 The Offer also fails to provide an appropriate control premium.

2.	The Genco Board believes that continuing to pursue its standalone plan will deliver substantially greater value for Genco shareholders than the Offer. Genco has built a differentiated drybulk company with premium-earning assets and a strong financial position. Genco is exceptionally positioned to capture value from a strengthening drybulk market. Genco’s strategic decisions have led to superior performance and returns and allow Genco to capture future upside. The Board firmly believes that shareholders should not accept Diana’s Offer, which is below NAV and less than our current stock price.

1 Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.

3.	The Offer is another tactic in Diana’s attempts to acquire Genco on the cheap for the benefit of Diana and not Genco’s shareholders. In addition to the Offer, to support its takeover attempt, Diana has rapidly acquired shares, made inadequate acquisition proposals and nominated handpicked director nominees to replace the entire Genco Board. These nominees are tied to Diana and may take actions that are not in the best interest of Genco shareholders. In contrast, Genco’s highly-qualified directors have a track record of generating meaningful returns and value for Genco shareholders – they are architects of the Comprehensive Value Strategy that has delivered superior returns, compelling dividends and disciplined capital allocation across drybulk market cycles.

4.	The quantity and nature of the conditions to the Offer create significant uncertainty and risk. The Offer is subject to a significant number of conditions in favor of Diana, many of which are outside the control of Genco and create uncertainty around the likelihood that Diana will consummate the Offer.

5.	The Genco Board considered the fact that, on May 13, 2026, each of Jefferies and Morgan Stanley rendered an oral opinion to the Board and Strategic Committee, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters described in the respective written opinions, the consideration pursuant to the offer was inadequate from a financial point of view to Genco’s shareholders (other than Diana and its affiliates). The full text of the written opinions, dated May 13, 2026, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, are attached as Exhibits (a)(16) and (a)(17) to Genco’s Schedule 14D-9. Jefferies and Morgan Stanley provided their respective opinions for the information and assistance of the Board and Strategic Committee in connection with their consideration of the Offer. The opinions of Jefferies and Morgan Stanley are not a recommendation as to whether or not any shareholders should tender their shares in connection with the Offer or with respect to any other matter.

The Schedule 14D-9 filing and other materials related to the unsolicited tender offer — including copies of Genco’s correspondence with Diana — have been filed with the SEC and are available at www.GencoDrivesSuperiorReturns.com.

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen

Chief Financial Officer

Genco Shipping & Trading Limited

(646) 443-8550

Media Contact

Leon Berman

IGB Group

(212) 477-8438

lberman@igbir.com